UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2004

COMMERCE ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32979	94-3392885
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Market Street, Steuart Tower
Suite 1300
San Francisco, CA 94105
(Address of principal executive offices including zip code)

(415) 644-8700
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

Commerce One, Inc. will amend its financial statements as of and for the three months ended September 30, 2003 to re-classify the warrants issued in connection with the Series B Preferred Financing completed in July 2003 as a liability, resulting in an increase in the amount of deemed dividends. This non- cash amendment will result in an increase in the net loss on a GAAP basis in the quarter ended September 30, 2003 from $24.4 million, or $0.77 per share, as previously reported, to $26.8 million or $0.84 per share. This change in classification has no impact on cash flows from operations, investing activities or financing activities. In future quarters, the Company will mark to market the warrant liability and record the charges in "Interest income and other, net." A reconciliation of Commerce One's results for the three months and the nine months ended September 30, 2003 is provided at the end of the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7. Financial Statements and Exhibits.

 c.     Exhibits.

99.1        Press Release issued by Commerce One, Inc., dated February 5, 2004.

Item 12. Results of Operations and Financial Condition

On February 5, 2004, Commerce One, Inc. issued a press release regarding Commerce One's financial results for its fourth fiscal quarter and year ended December 31, 2003. A copy of the press release is furnished (not filed) as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

The information in this Current Report on Form 8-K under item 7, item 12 and the exhibits attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing. The information in this Form 8-K under item 5 shall be deemed filed along with the reconciliation of Commerce One's results for the three months and the nine months ended September 30, 2003 that is provided at the end of the press release attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2004	COMMERCE ONE, INC. By: /s/ Charles Boynton Charles Boynton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
99.1	Press Release issued by Commerce One, Inc., dated February 5, 2004.